Exhibit 99.7

AMENDMENT TO COOPERATION AGREEMENT

THIS AMENDMENT TO COOPERATION AGREEMENT (this “Amendment”) is made and entered into as of November 14, 2025, by and among BJ’s Restaurants, Inc., a California corporation (the “Company”), on the one hand, and Act III Holdings, LLC, a Delaware limited liability company (“Act III Holdings”), Act III Management, LLC, a Delaware limited liability company (“Act III Management”), BJ’s Act III, LLC, a Delaware limited liability company (“BJ’s Act III”), and SC 2018 Trust LLC, a Delaware limited partnership (the “2018 Trust”), on the other hand. Act III Holdings, Act III Management, BJ’s Act III, and the 2018 Trust, collectively with each of their respective Affiliates, are referred to herein as the “Act III Parties” and individually as an “Act III Party.” Company and each of the Act III Parties are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in that certain Cooperation Agreement, dated as of December 30, 2024, by and among the Company and the Act III Parties (the “Cooperation Agreement”).

WHEREAS, BJ’s Act III is the holder of 375,000 shares of the Company’s Common Stock, no par value (the “Common Stock”), and is the holder of that certain Common Stock Purchase Warrant, having an initial issuance date of May 5, 2020, granting the Holder the right, as adjusted, to acquire up to 876,949 shares of Common Stock (as amended by Amendments No. 1 and No. 2 thereto, the “Warrant”);

WHEREAS, the Company and the Act III Parties wish to amend certain provisions of the Cooperation Agreement, as provided in this Amendment.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Amendment of Termination Date. The “Expiration Date” (as defined in Section 10 of the Cooperation Agreement) is hereby extended from May 4, 2027 to June 30, 2027.

2. Amendment of Standstill Provisions. Section 3(a) of the Cooperation Agreement is hereby amended to and replaced in their entirely with the following:

“(a) acquire, offer or seek to acquire, agree to acquire, or acquire rights to acquire (except by way of exercise of the Warrant or by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis or pursuant to an Extraordinary Transaction approved by the Board), whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through any index fund, exchange traded fund, benchmark fund or broad-based basket of securities) or any voting rights decoupled from the underlying voting securities, that would result in the Act III Parties and its Affiliates (for the avoidance of doubt, shares of Common Stock beneficially owned by Noah Elbogen as of the date hereof and any future shares received by Noah Elbogen in connection with his service as a director of the Company shall not be deemed to be beneficially owned by Act III or any of its Affiliates) having beneficial ownership of, in the aggregate, more than 2,091,011 shares of Common Stock (inclusive of shares issuable upon exercise of the Warrant), or otherwise having economic exposure equal to, in the aggregate, more than 2,092,340 shares of Common Stock (inclusive of shares issuable upon exercise of the Warrant);”

3. Miscellaneous Provisions.

3.1 Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Act III Parties shall bind and inure to the benefit of their respective successors and assigns.

3.2 Governing Law; Jurisdiction. The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of California, in accordance with the provisions of Section 13 of the Cooperation Agreement.

3.3 Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

3.4 Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

3.5 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.6 No Other Amendment. Except as specifically set forth in this Amendment, the terms of the Cooperation Agreement shall remain unchanged and in full force and effect.

[Signature pages follow]

IN WITNESS WHEREOF, the Company and the Act III Parties have caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

BJ’s Restaurants, inc.

By:	/s/ Lyle Tick
	Name:	Lyle Tick
	Title:	CEO and President

[Signature Page to Amendment to Cooperation Agreement]

IN WITNESS WHEREOF, the Company and the Act III Parties have caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

ACT III PARTIES:

ACT III HOLDINGS, LLC

By:	/s/ Ronald M. Shaich
Ronald M. Shaich, Chief Executive Officer

ACT III MANAGEMENT, LLC

By:	/s/ Ronald M. Shaich
Ronald M. Shaich, Chief Executive Officer

BJ’S ACT III, LLC

By:	/s/ Ronald M. Shaich
Ronald M. Shaich, Chief Executive Officer

SC 2018 TRUST LLC

By:	/s/ Ronald M. Shaich
Ronald M. Shaich, Investment Manager

[Signature Page to Amendment to Cooperation Agreement]